Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Statement of RidePair, Inc. on Form 1-A of our report dated June 9, 2025 which includes an explanatory paragraph as to RidePair, Inc.’s ability to continue as a going concern, relating to our audit of the balance sheets as of September 30, 2024, and September 30, 2023 and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years ended September 30, 2024.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

Houston, Texas

September 11, 2025